SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 14, 2003

IMCO RECYCLING INC.

(Exact name of Registrant as specified in charter)

Delaware	1-7170	75-2008280
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5215 North O’Connor Blvd., Suite 1500 Central Tower at Williams Square Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (972) 401-7200

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

and

ITEM 5.    OTHER EVENTS

On March 14, 2003, a wholly-owned subsidiary of IMCO Recycling Inc. (the “Company”) entered into an agreement (the “Agreement”) with Hydro Aluminium Deutschland GmbH (“Hydro Aluminium Deutschland”) and VAW-IMCO Guss und Recycling GmbH (“VAW-IMCO”), finalizing the terms and conditions under which VAW-IMCO will redeem its shares owned by Hydro Aluminium Deutschland.

As previously reported, beginning in 1996, the Company has owned a 50% joint venture share interest in VAW-IMCO, with VAW aluminium AG (now Hydro Aluminium Deutschland) owning the remaining 50% interest. VAW-IMCO owns and operates two aluminum recycling foundry alloy facilities in Grevenbroich and Töging, Germany, that together have an annual melting capacity of 600 million pounds. VAW-IMCO supplies specialty alloys to the European automobile industry and serves other European aluminum markets.

In March 2002, Norsk Hydro ASA, a Norwegian oil and energy, aluminum and fertilizer company, announced that it had completed the purchase of VAW aluminium AG from its parent company. The joint venture agreement and VAW-IMCO’s organizational documents provide that upon a change of control of one shareholder under certain circumstances, the other shareholder could elect to cause the joint venture to redeem the shares of the joint venture partner that experienced the change of control. In June 2002, the Company exercised its right to cause VAW-IMCO to redeem the shares owned by Hydro Aluminium Deutschland, and the parties commenced the valuation process to determine the redemption price.

In March 2003, the parties completed their evaluation procedures and negotiations and entered into the Agreement. Under the Agreement, the price for Hydro Aluminium Deutschland’s share interest is 30,407,500 euros (approximately US $32.3 million), payable in euros in five installments. The first installment of 6,081,500 euros, plus interest, was paid by VAW-IMCO to Hydro Aluminium Deutschland on March 18, 2003. The remaining installments will be paid in four equal annual installments (plus accrued interest) beginning in December 2003 and ending in December 2006. Installments will be paid from cash on hand and future cash flows of VAW-IMCO.

The redemption price was determined by an evaluation conducted under a standard issued by the Institute of German Certified Public Accountants (both shareholders commissioned an auditing firm to perform their own evaluation) and arm’s-length negotiations between the Company and Hydro Aluminium Deutschland.

Until the final installment is made and the redemption price is fully paid, Hydro Aluminium Deutschland will continue to have certain shareholder rights as to VAW-IMCO, including limited voting and economic rights. Voting control of VAW-IMCO is thus currently effectively vested in a wholly-owned subsidiary of the Company, and as a result, effective March 1, 2003, the results of operations of VAW-IMCO will be consolidated with those of the

Company’s and reflected within the consolidated financial statements of the Company. Prior to then, the results of operations of VAW-IMCO have been reflected in the Company’s financial statements under the equity method of accounting.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of business acquired.

Audited financial statements for three years ended December 31, 2002 of VAW-IMCO Guss und Recycling GmbH, Grevenbroich, Germany, including report of independent public accountants; balance sheets as of December 31, 2002 and 2001; statements of income, cash flows and shareholders’ equity for the years ended December 31, 2002, 2001 and 2000; and notes to such financial statements, are filed under Item 15(d) of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (pages F-1 through F-25 thereof) and are incorporated into this Current Report on Form 8-K by reference.

Note: In accordance with Section 2-02(e) of Regulation S-X promulgated by the Securities and Exchange Commission, the financial statements of VAW-IMCO Guss und Recycling GmbH referred to above and incorporated by reference herein contain a copy of the latest signed and dated accountants’ report issued by Arthur Andersen Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft mbH with respect to the years ended December 31, 2001 and 2000, and such report has not been reissued by Arthur Andersen Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft mbH.

(b)	Pro forma financial information.

THE PRO FORMA FINANCIAL INFORMATION REQUIRED PURSUANT TO ARTICLE 11 OF REGULATION S-X WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION NO LATER THAN MAY 28, 2003.

(c)	Exhibits.

2.1    Agreement dated March 14, 2003 by and among IMCO Recycling Holding B.V., VAW-IMCO Guss and Recycling GmbH and Hydro Aluminium Deutschland GmbH. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMCO RECYCLING INC.

Dated: March 31, 2003	/s/ Robert R. Holian
Robert R. Holian
Senior Vice President and Controller

INDEX TO EXHIBITS

2.1	Agreement dated March 14, 2003 by and among IMCO Recycling Holding B.V., VAW-IMCO Guss und Recycling GmbH and Hydro Aluminium Deutschland GmbH. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)